Exhibit 10.2

FORM OF NONQUALIFIED STOCK OPTION AWARD AGREEMENT
(Time-Based Vesting)

Tuesday Morning Corporation
2014 Long-Term Incentive Plan

This NONQUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”) is entered into between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and Steven R. Becker (the “Participant”).  The Board of Directors of the Company has adopted, and the stockholders of the Company have approved, the Tuesday Morning Corporation 2014 Long-Term Incentive Plan, as amended (the “Plan”), the terms of which are incorporated by reference herein in their entirety.  The Company has agreed to grant the Participant this option to purchase shares of common stock of the Company as an inducement for the Participant’s continued and effective performance of services for the Company.  Any term used in this Agreement that is not specifically defined herein shall have the meaning specified in the Plan.

IT IS AGREED:

1.                                      Grant of Option. Subject to the terms of the Plan and this Agreement, on             ,      (the “Date of Grant”), the Company granted to the Participant an option (the “Option”) to purchase              shares of the common stock of the Company, $.01 par value per share (“Common Stock”), at a price of $       per share (the “Option Price”), subject to adjustment as provided in the Plan.

2.                                      Type of Option.  The Option is a nonqualified stock option which is not intended to be governed by section 422 of the Code.

3.                                      Participant’s Agreement.  In accepting the Option, the Participant accepts and agrees to be bound by all the terms and conditions of the Plan which pertain to nonqualified stock options granted under the Plan.

4.                                      Vesting of Option.  Subject to the provisions hereof and the provisions of the Plan, the Option will vest and become exercisable as follows:

(a)                                 Except as otherwise provided in this Section 4, the Option will vest and become exercisable in accordance with the following schedule:

(i)                                     on the      anniversary of the Date of Grant, the Option will vest with respect to, and may be exercised for up to,           (  %) of the shares of Common Stock subject to the Option, provided the Participant is an Employee of the Company or a Subsidiary on such date;

(ii)                                  on the         anniversary of the Date of Grant, the Option will vest with respect to, and may be exercised for up to,           (  %) of the shares of Common

Stock subject to the Option, provided the Participant is an Employee of the Company or a Subsidiary on such date;

(iii)                               on the       anniversary of the Date of Grant, the Option will vest with respect to, and may be exercised for up to,          (  %) of the shares of Common Stock subject to the Option, provided the Participant is an Employee of the Company or a Subsidiary on such date; and

(iv)                              on the        anniversary of the Date of Grant, the Option will vest with respect to, and may be exercised for up to,           (  %) of the shares of Common Stock subject to the Option, provided the Participant is an Employee of the Company or a Subsidiary on such date.

To the extent not exercised, installments shall be cumulative and may be exercised in whole or in part.

(b)                                 Notwithstanding any provision of this Section 4 to the contrary, in the event of the Participant’s termination of employment due to the Participant’s death or Total and Permanent Disability before a date provided in subsection (a), then a pro rata portion of the shares of Common Stock subject to the Option that would have vested on the anniversary of the Date of Grant next following the date of the Participant’s termination of employment due to his death or Total and Permanent Disability (the “Next Vesting Date”) (prorated based on the number of days of the Participant’s employment during the one-year period immediately preceding the Next Vesting Date) will vest and become exercisable on the date of the Participant’s termination of employment due to his death or Total and Permanent Disability.

(c)                                  Notwithstanding any provision of this Section 4 to the contrary, in the event of the Participant’s termination of employment upon or within 12 months following a Change in Control: (i) by the Company without Cause (as that term is defined in the Employment Agreement), (ii) by the Company upon its nonrenewal of the Employment Agreement, or (iii) by the Participant for Good Reason (as that term is defined in the Employment Agreement), then all of the shares of Common Stock subject to the Option which have not yet vested will vest and become exercisable on the date of such termination of employment.

(d)                                 In the event of the Participant’s termination of employment for any reason other than as provided in subsection (b) or (c) above, the Option shall not continue to vest after such termination of employment and shall be subject to termination pursuant to Section 6. For purposes of clarity, if the Participant’s role with the Company is modified so that he is solely serving as the Executive Chairman, the Option shall continue to vest, until the date he ceases serving as Executive Chairman and he shall not be deemed to have terminated employment until such date.

(e)                                  Notwithstanding any provision of this Section 4 to the contrary, if a Change in Control occurs and, in connection with such Change in Control, the successor entity to the Company does not assume the Option, then all of the shares of Common Stock subject to the

Option which have not yet vested will vest and become exercisable on the date of such Change in Control.

5.                                      Manner of Exercise.

(a)                                 To the extent that the Option is vested and exercisable in accordance with Section 4 of this Agreement, the Option may be exercised by the Participant at any time, or from time to time, in whole or in part, on or prior to the termination of the Option (as set forth in Sections 4 and 6 of this Agreement) upon payment of the Option Price for the shares to be acquired in accordance with the terms and conditions of this Agreement and the Plan.

(b)                                 If the Participant is entitled to exercise the vested and exercisable portion of the Option, and wishes to do so, in whole or part, the Participant shall (i) deliver to the Company a fully completed notice of exercise, in a form as may hereinafter be designated by the Company in its sole discretion, specifying the exercise date (which shall be at least three (3) days after giving such notice unless an earlier time is mutually agreed upon) and the number of shares of Common Stock to be purchased pursuant to such exercise and (ii) remit to the Company in a form satisfactory to the Company, in its sole discretion, the Option Price for the shares of Common Stock to be acquired on exercise of the Option (provided that in all events the Participant shall be permitted to elect to have the Company withhold a number of shares to be delivered upon exercise of the Option), plus an amount sufficient to satisfy any withholding tax obligations of the Company that arise in connection with such exercise (as determined by the Company) in accordance with the provisions of Section 7 of this Agreement and Section 15.7 of the Plan.

(c)                                  The Company’s obligation to deliver shares of Common Stock to the Participant under this Agreement is subject to and conditioned upon the Participant satisfying all tax obligations associated with the Participant’s receipt, holding and exercise of the Option.  Unless otherwise approved by the Committee, all such tax obligations shall be payable in accordance with the provisions of Section 7 of this Agreement and Section 15.7 of the Plan.  The Company and its Subsidiaries, as applicable, shall be entitled to deduct from any compensation otherwise due to the Participant the amount necessary to satisfy all such taxes.

(d)                                 Upon full payment of the Option Price and satisfaction of all applicable tax obligations, and subject to the applicable terms and conditions of the Plan and the terms and conditions of this Agreement, the Company shall electronically register the shares of Common Stock purchased hereunder in the Participant’s name (or the name of the person exercising the Option in the event of the Participant’s death) but shall not issue certificates to the Participant (or the person exercising the Option in the event of the Participant’s death) unless the Participant (or such other person) requests delivery of a certificate as described in Section 8.3(b) of the Plan.

6.                                      Termination of Option.  Except as otherwise provided in Section 4 of this Agreement, unless the Option terminates earlier as provided in this Section 6, the Option shall terminate and become null and void on the tenth anniversary of the Date of Grant (the “Option General Expiration Date”).

(a)                                 If the Participant incurs a Termination of Service due to the Participant’s death or Total and Permanent Disability, (i) the portion of the Option that was exercisable on the date of such Termination of Service shall remain exercisable for, and shall otherwise terminate and become null and void at the end of, a period of one year from the date of such Termination of Service, but in no event after the Option General Expiration Date, and (ii) the portion of the Option that was not exercisable on the date of such termination of employment shall be forfeited and become null and void immediately upon such termination of employment.

(b)                                 If the Participant incurs a termination of employment upon the occurrence of the Participant’s Retirement, (i) the portion of the Option that was exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate and become null and void at the end of, a period of up to three years after the date of Retirement, but in no event after (x) the Option General Expiration Date or (y) the day before the date the Participant begins engaging in Competition (as that term is defined in Section 22) during such three-year period, unless he receives written consent to do so from the Board or the Committee, and (ii) the portion of the Option that was not exercisable on the date of Retirement shall be forfeited and become null and void immediately upon such Retirement.

(c)                                  If the Participant incurs a termination of employment by the Company for Cause or a voluntary termination of employment without Good Reason, (i) the portion of the Option that was exercisable on the date of such termination of employment shall remain exercisable for, and shall otherwise terminate and become null and void at the end of, a period of up to 90 days after the date of such termination of employment, but in no event after (x) the Option General Expiration Date or (y) the day before the date the Participant begins engaging in Competition during such 90-day period, unless he receives written consent to do so from the Board or the Committee, and (ii) the portion of the Option that was not exercisable on the date of such termination of employment shall be forfeited and become null and void immediately upon such termination of employment.

(d)                                 If the Participant incurs a termination of employment (i) by the Company without Cause, (ii) by the Company upon its nonrenewal of the Employment Agreement, or (iii) by the Participant for Good Reason, (x) the portion of the Option that was exercisable on the date of such termination of employment shall remain exercisable for, and shall otherwise terminate and become null and void at the end of, a period of up to one year after the date on which the Participant incurs a Termination of Service (i.e., the Participant ceases to provide any services to the Company or its Subsidiaries, whether as an Employee, Contractor, or director), but in no event after (A) the Option General Expiration Date or (B) the day before the date the Participant begins engaging in Competition during such one-year period, unless he receives written consent to do so from the Board or the Committee, and (y) the portion of the Option that was not exercisable on the date of such termination of employment shall be forfeited and become null and void immediately upon such termination of employment.

(e)                                  Upon the death of the Participant prior to the expiration of the Option, the Participant’s executors, administrators or any person or persons to whom the Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option, to exercise the Option with respect to the number of shares of Common Stock that the Participant would have been entitled to exercise if he were still alive.

(f)                                   Notwithstanding anything to the contrary contained herein, in the event the Participant fails to comply with the confidentiality and non-solicitation provisions of Exhibit A, or the non-solicitation and/or confidentiality provisions contained in any written agreement by and between the Participant and the Company, including, without limitation, the Employment Agreement, then all of the Option shall be forfeited and become null and void immediately upon a termination of employment, whether or not then exercisable, and this Agreement (other than the provisions of this subsection (f) and the provisions of Exhibit A) will be terminated on the date of such violation.

7.                                      Tax Withholding.  The Company or, if applicable, any Subsidiary (for purposes of this Section 7, the term “Company” shall be deemed to include any applicable Subsidiary), shall be entitled to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect the receipt of the Option, this Agreement, the vesting of the Option or the exercise of the Option.  Alternatively, the Company may require the Participant (or other person validly exercising the Option) to pay such sums for taxes directly to the Company in cash or by check within one (1) day after the date of vesting or exercise of the Option, as applicable.  Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock.  Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Option, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c).

8.                                      Capital Adjustments and Reorganizations. The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

9.                                      Employment Relationship. For purposes of this Agreement, the Participant shall be considered to be in the employment of the Company as long as the Participant has an employment relationship with the Company or continues to serve as Executive Chairman.  The Committee shall determine any questions as to whether and when there has been a termination of employment or a Termination of Service, and the cause of such termination of employment or Termination of Service, under the Plan, and the Committee’s determination shall be final and binding on all persons.

10.                               No Fractional Shares.  All provisions of this Agreement concern whole shares of Common Stock.  If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

11.                               Limit of Liability.  Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits or taxes) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan, this Agreement or the Option.

12.                               Not an Employment Agreement.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Participant and the Company, its Subsidiaries or any of its Affiliates or guarantee the right to remain employed by the Company, its Subsidiaries or any of its Affiliates for any specified term.

13.                               No Rights As Stockholder.  The Participant shall not have any rights as a stockholder with respect to any shares of Common Stock covered by the Option until the date of the registration or issuance of such shares following the Participant’s exercise of the Option pursuant to its terms and conditions and payment of all amounts for and with respect to the shares of Common Stock.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date a certificate or certificates are issued for such shares or an uncertificated book-entry representing such shares is made.

14.                               Legend.  The Participant consents to the placing on the certificate for any shares covered by the Option of an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act of 1933 and all applicable rules thereunder.

15.                               Notices.  Any notice, instruction, authorization, request, demand or other communications required hereunder shall be in writing, and shall be delivered either by personal delivery, telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the Company’s principal business office address to the attention of the Vice President, Tax and to the Participant at the Participant’s residential address as it appears on the books and records of the Company, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

16.                               Amendment and Waiver. Except as otherwise provided herein or in the Plan, or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed, or an electronic agreement agreed to, by the Company and the Participant.  Only a written instrument executed and delivered by, or an electronic agreement agreed to by, the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized director or officer of the Company other than the Participant.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same.  No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any condition, or the breach of any other term of condition.

17.                               Dispute Resolution.  In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Committee.

18.                               Governing Law and Severability. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

19.                               Transfer Restrictions. The shares of Common Stock subject to the Option granted hereby may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  The Participant also agrees (a) that the Company may refuse to cause the transfer of shares of Common Stock subject to the Option to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (b) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the shares of Common Stock subject to the Option.

20.                               Successors and Assigns.  This Agreement shall, except as herein stated to the contrary, inure to the benefit of and bind the legal representatives, successors and assigns of the parties hereto.

21.                               Option Transfer Prohibitions.  Except as otherwise authorized by the Committee, the Option granted to the Participant under this Agreement shall not be transferable or assignable by the Participant other than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant.

22.                               Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)                                 “Competition” means the Participant, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, becomes employed by, controls, manages, carries on, joins, lends money for, operates, engages in, establishes, takes steps to establish, performs services for, invests in, solicits investors for, consults for, does business with or otherwise engages in any Competing Business (as defined in the Employment Agreement) within the Restricted Area (as defined in the Employment Agreement).  Notwithstanding the foregoing, the Participant may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation or other entity engaged in a Competing Business without constituting Competition; provided, however, that the Participant does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation or other entity and is not involved in the management of such corporation or other entity.  Finally, nothing herein shall prevent the Participant from serving on any boards that he was serving on as of the date of the termination of his employment.

(b)                                 “Employment Agreement” means that certain Employment Agreement, dated December 11, 2015, entered into by the Company and the Participant.

23.                               Acceptance.  The Participant, by his acceptance of the Option, agrees to be bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of Exhibit A and the Plan.

24.                               Disclaimer of Reliance.  Except for the specific representations expressly made by the Company in this Agreement and Exhibit A, the Participant specifically disclaims that the Participant is relying upon or has relied upon any communications, promises, statement(s), inducements or representation(s) that may have been made, oral or written regarding the subject matter of this Agreement.  The Participant represents that the Participant relied solely and only on the Participant’s own judgment in making the decision to enter into this Agreement.

EXHIBIT A

1.                                      Confidential Information, the Participant’s Non-Disclosure Agreement and Work Product Ownership.

(a)                                 Confidential Information.  During the Participant’s employment with the Company, the Company shall provide the Participant otherwise prohibited access to certain of its Confidential Information (as defined in the Employment Agreement) which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company.

(b)                                 Non-Disclosure.

(i)                                     The Participant acknowledges and agrees that the Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Participant may cause irreparable harm and loss to the Company.  The Participant understands and acknowledges that each and every component of the Confidential Information (a) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (b) constitutes a protectable business interest of the Company.  The Participant agrees not to dispute, contest, or deny any such ownership rights either during or after the Participant’s employment with the Company.  The Participant agrees to preserve and protect the confidentiality of all Confidential Information.  The Participant agrees that the Participant shall not at any time (whether during or after the Participant’s employment), directly or indirectly, disclose to any unauthorized person or use for the Participant’s own account any Confidential Information without the Company’s consent.  Throughout the Participant’s employment and at all times thereafter: (x) the Participant shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all policies of the Company protecting the Confidential Information; and (y) the Participant shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Participant’s duties.  Further, the Participant shall not, directly or indirectly, use the Company’s Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, vendor or supplier of the Company with whom or which the Company conducted business;

and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by the Company.  If the Participant learns that any person or entity is taking or threatening to take any actions which would compromise any Confidential Information, the Participant shall promptly advise the Company’s General Counsel of all facts concerning such action or threatened action.  The Participant shall use all reasonable efforts to obligate all persons to whom any Confidential Information shall be disclosed by the Participant hereunder to preserve and protect the confidentiality of such Confidential Information.  Notwithstanding the foregoing, the Participant shall be permitted to disclose Confidential Information to the extent required by law or by any court, governmental body, or any regulatory or self-regulatory agency or to the extent reasonably necessary in connection with any disputes between the Parties.

(iii)                               The Participant agrees that the Participant shall not use or disclose any confidential or trade secret information belonging to any former employer or third party, and the Participant shall not bring onto the premises of the Company or onto any the Company property any confidential or trade secret information belonging to any former employer or third party without such third party’s consent.

(c)                            Return of the Company Property.  Upon the termination of the Participant’s employment for any reason, the Participant shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Participant’s possession, custody or control, whether prepared by the Participant or others.  If at any time after termination of the Participant’s employment the Participant determines that the Participant has any Confidential Information in the Participant’s possession or control, the Participant shall immediately return to the Company all such Confidential Information in the Participant’s possession or control, including all copies and portions thereof.

2.                                      Non-Solicitation.  In Section 1, the Company promised to provide the Participant certain Confidential Information.  The Participant recognizes and agrees that:  (i) the Company has devoted a considerable amount of time, effort, and expense to develop its Confidential Information and business goodwill; (ii) the Company’s Confidential Information and business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Confidential Information would cause irreparable harm to the Company for which there is no adequate remedy at law, including damage to the Company’s business goodwill.  To protect the Confidential Information and business goodwill of the Company, the Participant agrees to the following restrictive covenants.

(a)                                 Non-Solicitation.  The Participant agrees that during the Restricted Period (as defined in the Employment Agreement), other than in connection with the Participant’s duties under the Employment Agreement, the Participant shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(i)                                     Solicit business from, interfere with, induce, attempt to solicit business with, interfere with, induce or do business with any actual or prospective customer, client, supplier, manufacturer, vendor or licensor of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) the Participant contacted, called on, serviced or did business with during the Participant’s employment with the Company; (2) the Participant learned of as a result of the Participant’s employment with the Company; or (3) about whom the Participant received Confidential Information.  This restriction applies only to business which is in the scope of services or products provided by the Company or any affiliate thereof; or

(ii)                                  Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of the Participant or any other person or entity, any person who is an employee or consultant of the Company or who was employed or engaged by the Company within the preceding twelve (12) months.

(b)                                 Remedies.  The Participant acknowledges that the restrictions contained in Section 1 and Section 2, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company, and that money damages would not be a sufficient remedy to the Company for any such breach or threatened breach.  Therefore, the Participant agrees that the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Participant from the commission of any breach or threatened breach of Section 1 or Section 2, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from the Participant damages incurred by the Company as a result of the breach, as well as the Company’s attorneys’ fees, costs and expenses related to any breach or threatened breach of this Agreement and enforcement of this Agreement, subject to the cap on legal fees in Article V.B. of the Employment Agreement.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs, subject to the cap on legal fees in Article V.B. of the Employment Agreement.  The existence of any claim or cause of action by the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Section 1 or Section 2, or preclude injunctive relief.

(c)                                  Reasonableness.  The Participant hereby represents to the Company that the Participant has read and understands, and agrees to be bound by, the terms of this Exhibit A.  The Participant acknowledges that the geographic scope and duration of the covenants contained in this Exhibit A are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Participant’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets and Confidential Information that the Participant is receiving in connection with the Participant’s employment by the Company.  It is the desire and intent of the Parties that the provisions of this Exhibit A be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Participant and the Company hereby waive any provision of applicable law that would render any provision of this Exhibit A invalid or unenforceable.  Except as otherwise expressly set forth in the Employment Agreement, this Agreement and this Exhibit A, as of the Effective Date (as defined in the Employment Agreement), there are no other restrictive covenants that would restrict the Participant’s activities following his termination of employment.

(d)                                 Reformation.  The Company and the Participant agree that the foregoing restrictions set forth in this Exhibit A are reasonable under the circumstances and that a breach of the covenants contained in this Exhibit A may cause irreparable injury to the Company.  The Participant understands that the foregoing restrictions may limit the Participant’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but acknowledges that the Participant shall receive Confidential Information and trade secrets, as well as sufficiently high remuneration and other benefits as an employee of the Company to justify such restrictions.  If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the Company and the Participant intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Exhibit A as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

(e)                                  Tolling.  If the Participant violates any of the restrictions contained in this Section 2, the Restricted Period shall be suspended and shall not run in favor of the Participant until such time that the Participant cures the violation to the satisfaction of the Company; the period of time in which the Participant is in breach shall be added to the Restricted Period for such restrictive covenant(s).

(f)                                   Notice.  If the Participant, in the future, seeks or is offered employment, or any other position or capacity with another company or entity, the Participant agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 1 and Section 2. The Company shall be entitled to advise such person or subsequent employer of the provisions of Section 1 and Section 2 and to otherwise deal with such person to ensure that the provisions of Section 1 and Section 2 are enforced and duly discharged.